Exhibit 99-54
EXECUTION COPY
AMENDMENT AND RESTATEMENT
OF
MASTER TRUST AGREEMENT
FOR THE DTE ENERGY COMPANY MASTER PLAN TRUST
BETWEEN
DTE ENERGY CORPORATE SERVICES, LLC,
AND
DTE ENERGY INVESTMENT COMMITTEE
AND
JPMORGAN CHASE BANK, N.A.

EXECUTION COPY
TABLE OF CONTENTS

FIRST: Acceptance of Property	2
SECOND: Investment Powers	2
THIRD: Payments	9
FOURTH: Powers of the Trustee	9
FIFTH: Insurance Contracts	14
SIXTH: Fiduciary Standards	16
SEVENTH: Prohibition of Diversion	16
EIGHTH: Indemnification and Contribution	17
NINTH: Valuation of the Trust Fund and Periodic Accounts	19
TENTH: Plan Administrator	21
ELEVENTH: Compensation and Expenses	22
TWELFTH: Resignation or Removal of Trustee	22
THIRTEENTH: Amendment	23
FOURTEENTH: Termination	23
FIFTEENTH: Plan-to-Plan Transfers; Rollovers	24
SIXTEENTH: Plans and Participating Employers	25
SEVENTEENTH: Alienation	28
EIGHTEENTH: Bond	28
NINETEENTH: Successors	28
TWENTIETH: Communications	28
TWENTY-FIRST: Governing Law and Jurisdiction	29

AMENDMENT AND RESTATEMENT
OF DTE ENERGY COMPANY MASTER PLAN TRUST
TRUST AGREEMENT
     WHEREAS, DTE Energy Corporate Services, LLC (the “Employer”), and certain of its affiliates and subsidiaries, maintain the tax-qualified employee benefit plans as listed on the attached Schedule A (the “Plans”), for the purpose of providing retirement and related benefits to eligible employees under the Plans and their beneficiaries; and
     WHEREAS, the DTE Energy Investment Committee, the members of which are “named fiduciaries” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (which named fiduciaries are hereinafter referred to as the “Plan Administrator”) has general responsibility for reviewing the performance of the Trustee thereunder; and
     WHEREAS, a trust is maintained in connection with the Plans (the “Trust”) to which contributions are to be made by the Employer and its affiliates and subsidiaries who elect to participate in the Plans (as hereinafter defined as “Participating Employers”) to be held by the Trustee and to be managed, invested and reinvested for the exclusive benefit of participants of the Plans and their beneficiaries; and
     WHEREAS, the Plans and trust are intended to qualify as a plan and trust which meet the applicable requirements of Section 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, on June 30, 1994, the Detroit Edison Company, an affiliate of the Employer that was the Plans’ sponsor at that time, entered into a master trust agreement with Fidelity Management Trust Company, a corporation organized and existing under the laws of the State of

Massachusetts, having its principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109, which has been removed or has resigned as trustee; and
     WHEREAS, the Employer, as the current sponsor of the Plans, and DTE Energy Investment Committee wish to amend and restate the Trust in its entirety and appoint JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, having a place of business at One Chase Manhattan Plaza, 19th Floor, New York, New York 10005-1401, as successor trustee (the “Trustee”).
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Employer, the Plan Administrator and the Trustee do hereby covenant and agree as follows:
     FIRST: Acceptance of Property. The Trustee or its agent shall accept such cash and other property as is tendered to it as contributions hereunder, and as is acceptable to it, hereinafter referred to as the “Trust Fund,” but shall not be under any duty to require the Employer or any Participating Employer to contribute to the Trust Fund or to determine whether the amount of any contribution has been correctly computed under the terms of the Plans, which duties are assigned to the Plan Administrator as named fiduciary for the Plans and the Trustee shall be a directed trustee with respect to contributions and shall have no obligation to take any action to collect any contributions except upon the direction of the Plan Administrator. In no event shall the Trustee be considered a party to the Plans. The Trustee shall have only such duties with respect to the Plans as are set forth in this Agreement.
     SECOND: Investment Powers. (a) The Trustee shall have no discretion or authority with respect to the investment of Trust assets, but shall act solely as a directed Trustee, and shall invest and reinvest the principal and income of the Trust and keep the Trust invested in such investments as directed by the Plan Administrator in accordance with paragraph (b), which investments shall be made and held without distinction between principal and income, in such securities or other property, real or personal, within or without the United States, including, without limitation:
     (i) interests and part interests in any bond and mortgage or note and mortgage and interests and part interests in certificates of deposit, commercial paper and other short-term or demand obligations, secured or unsecured, whether issued by governmental or quasi-governmental agencies or corporations or by any firm or corporation;
     (ii) capital, common and preferred, voting and nonvoting stock (regardless of dividend or earnings record), including an employer security, as such term is defined in Section 407(d) of ERISA, and including shares of mutual funds, annuity or investment contracts issued by an insurance company; and
     (iii) financial options and futures or any other form of option, and to hold such securities or property in one or more funds; or in any fund created and administered by it or any other bank or investment manager as the trustee thereof for the collective investment of the assets of employee benefit trusts, as long as such collective investment fund is a qualified trust under the applicable provisions of the Code (and while any portion of the Trust Fund is so invested, such collective investment fund shall constitute part of the Plans, and the instrument creating such fund shall constitute part of this Agreement). The Trustee may keep such portion of the Trust Fund in cash and cash balances or hold all or any portion of the Trust Fund in savings accounts, certificates of deposit, and other types of time or demand deposits with any financial institution or quasi-financial institution, either domestic or foreign (including any such institution operated or maintained by the Trustee in its corporate capacity) as directed by the Plan Administrator. Notwithstanding the foregoing, unless otherwise authorized by ERISA or by regulations promulgated by the Secretary of the Department of

Labor, the Trustee shall maintain the indicia of ownership of all securities or other investments within the jurisdiction of the District Courts of the United States.
     To the maximum extent permitted by law, the Trustee shall not be liable for the acquisition, retention or disposition of any assets of the Trust Fund or for any loss to or diminution of such assets unless due to the Trustee’s own willful misconduct, or failure to act in good faith.
     (b) The Plan Administrator shall select investment alternatives for the Plans (each an “Investment Alternative”) which include some or all of the following types, or some other type reasonably acceptable to the Trustee from an administrative standpoint: (i) securities issued by open-end investment companies registered under the Investment Company Act of 1940, (ii) notes evidencing loans to Plan participants in accordance with the terms of the Plan, (iii) a portfolio of securities and obligations which is intended to produce a fixed rate of investment return, including but not limited to guaranteed investment contracts (“GICs”), United States government securities, corporate bonds, notes, debentures, convertible securities, preferred stocks, and interests in collective investment funds maintained by banks or other financial institutions which invest in such securities and obligations and other similar investments, in each case as chosen by the Plan Administrator or an investment manager, (iv) portfolios of securities managed by an investment manager for which market values can be obtained readily from securities exchanges or pricing services subscribed to by the Trustee, and (v) interests in collective investment funds maintained by the Trustee or another bank or financial institution for qualified plans. The Plan Administrator will direct the investment of Plan assets in the selected investment alternatives or direct the Trustee to accept investment directions from the Plans’ participants.

     The Trustee will have no responsibility for the prudence or propriety of such investment directions and will have no liability for any loss or diminution in value occasioned thereby.
     If the investment of any Plan’s assets is to be directed by participants, the Plan Administrator shall be solely responsible for the Plan satisfying the various criteria set forth in Department of Labor Regulation §2550.404c-1 for qualification as an “ERISA Section 404(c) Plan.” Thus, among other things, the Plan Administrator is solely responsible for satisfying that regulation’s criteria with respect to selecting a broad range of investment alternatives among which participants may designate investments of their accounts, providing participants with information concerning the designated Investment Alternatives, and restricting the frequency with which participants may issue investment instructions. If the Plan fails at any time to qualify as an ERISA Section 404(c) Plan, no participant-directed investments shall be deemed to have been directed by the Trustee and will be deemed to have been directed by the Plan Administrator, or other fiduciary meeting the requirements under ERISA Section 403(a)(1) or (2) that has been designated by a named fiduciary to perform such function.
     (c) The Plan Administrator may appoint an “investment manager,” as defined in Section 3(38) of ERISA to manage any Investment Alternative, or any part of an Investment Alternative. Any investment manager so appointed shall be (i) an investment adviser registered as such under the Investment Advisers Act of 1940, (ii) a bank, (iii) an insurance company qualified to perform investment management services under the laws of more than one state of the United States, or (iv) another entity described in Section 3(38) of ERISA. The Plan Administrator shall notify the Trustee of any such appointment by delivering to the Trustee an executed copy of the instrument under which the investment manager is appointed and evidencing the investment manager’s acceptance of such appointment and an acknowledgment by the investment manager that it is a fiduciary of the Plans. The Plan Administrator shall be responsible for ascertaining that, while each investment manager is acting in that capacity, that investment manager satisfies the requirements of Section 3(38) of ERISA, or any successor thereto. The Plan Administrator shall specify to the Trustee the portion of the Trust Fund which shall be subject to such investment management. The Trustee shall invest and reinvest the portion of the Trust Fund subject to such investment management only to the extent and in the manner directed by the investment manager in writing. During the term of such appointment, the Trustee shall have no liability for the acts or omissions of such investment manager, and except as provided in the preceding sentence, shall be under no obligation to invest, review, or otherwise manage the portion of the Trust Fund subject to such investment management. The Trustee may maintain separate accounts within the Trust Fund for the assets of the Trust Fund subject to such investment management. The Plan Administrator may terminate its appointment of an investment manager at any time and shall notify the Trustee in writing of such termination. To the maximum extent permitted by ERISA the Trustee shall be protected in assuming that the appointment of an investment manager remains in effect until it is otherwise notified in writing by the Plan Administrator.
     In the event that the investment manager appointed hereunder is a bank or a trust company, or an affiliate of a bank or trust company, the Trustee shall, upon the direction of the Plan Administrator, transfer funds to such bank, trust company, or affiliate for investment through the medium of any collective investment fund created and administered by such bank, trust company, or affiliate, acting as trustee therefor, for the collective investment of the assets of employee benefit trusts, provided that such fund is qualified under the applicable provisions of the Code. If, and to the extent, directed by the Plan Administrator or an investment manager, the Trustee also shall use such a collective investment fund maintained by it or one of its affiliates as the vehicle for short-term investment of cash held in the Trust Fund. While any portion of the assets are invested in a collective investment fund, such fund shall constitute part of the applicable plan or plans, and the instrument creating such fund shall constitute part of this Trust. In order to implement the provisions of this paragraph, the Trustee is authorized to enter into any required ancillary trust, agency or other type of agreement with an investment manager, or its affiliate, as described in the preceding sentence.
     (d) If, and to the extent, specifically authorized by the Plans, the Plan Administrator may establish an Employer Stock Fund as an Investment Alternative. The Employer Stock Fund shall be invested primarily in common stock which constitutes “qualifying employer securities” of the Employer within the meaning of Section 407 of ERISA (the “Employer Stock Fund”). It shall be the duty of the Plan Administrator to determine that such investment is not prohibited by Sections 406 or 407 of ERISA. Except to the extent that control over the investment of the Plans’ assets in such qualifying employer securities is assigned to participants, the Plan Administrator shall at all times have the full and exclusive fiduciary responsibility with respect to the investment of the Plans’ assets in the Employer Stock Fund, and the Trustee’s responsibilities with respect to the Employer Stock Fund shall be no different than if an investment manager were appointed with respect to the Employer Stock Fund. To the extent that control over the investment of the Plans’ assets in such Employer Stock Fund is assigned to participants, the Plan Administrator shall at all times have the full and exclusive fiduciary responsibility to monitor the continuing appropriateness of such Employer Stock Fund as an Investment Alternative under the Plan. In this regard, the Plan Administrator shall be responsible for determining from time to time the percentage of the Employer Stock Fund that shall be held in a short-term investment providing adequate liquidity reserves, as determined by the Plan Administrator, maintained by the Trustee or one of its affiliates in order to meet the liquidity needs of such Employer Stock Fund. The Trustee acknowledges that the Plan

Administrator has delegated these responsibilities to an independent fiduciary; provided, however, the Plan Administrator shall remain responsible to the Trustee under the terms of this Agreement with respect to any of Plan Administrator’s responsibilities delegated to an independent fiduciary. In the event that a tender or exchange offer is made for all or any portion of the common stock held in the Employer Stock Fund, the Plan Administrator shall be responsible for ensuring that the issuer of the common stock held in the Employer Stock Fund takes such action as is practicable to provide each participant in a Plan having an interest in the Employer Stock Fund with the same information that is distributed to the stockholders owning the same class of common stock for which such offer is made. Notwithstanding any other provision of any Plan or this Trust Agreement, in the event such an offer is made, each such participant shall have the right to direct the Trustee, by timely notice, to tender or exchange all or any portion of the shares of such common stock deemed to be allocated to his account which is at such time fully vested, and the Trustee shall so tender or exchange only upon receipt of such direction. With respect to fractional shares, the Trustee shall aggregate the fractional shares for which instructions to tender have been received into whole shares and shall tender such whole shares as instructed. Any remaining fractional share shall not be tendered. For the MichCon Investment and Stock Ownership Plan, the Trustee shall tender unallocated shares of the Employer Stock Fund in the same proportion as the allocated shares for which the Trustee has received direction are tendered or exchanged, subject to the terms of any loan or pledge agreement covering such shares. All property received in exchange for such common stock so tendered shall upon receipt be held by the Trustee in the Employer Stock Fund for the account of those participants who so tendered, the provisions of each of the Plans and this Trust Agreement shall hereby be deemed amended to permit the holding of such property within said Fund and thereafter administered, invested, reinvested and distributed in accordance with the applicable terms of the Plans and Trust.
     THIRD: Payments. Subject to the provisions of Article FOURTEENTH hereof, the Trustee shall from time to time transfer cash or other property from the Trust Fund to such persons, including an insurance company or companies or a receiving or paying agent designated by the Plan Administrator, at such addresses, in such amounts, for such purposes and in such manner as the Plan Administrator may direct, provided that such transfer is administratively feasible, and the Trustee shall incur no liability for any such payment made at the direction of the Plan Administrator. The Plan Administrator shall be solely responsible to insure that any payment made at its direction conforms with the provisions of the applicable Plan, the provisions of this Agreement, and ERISA, and the Trustee shall have no duty to determine the rights or benefits of any person in the Trust Fund or under the Plans or to inquire into the right or power of the Plan Administrator to direct any such payment.
     FOURTH: Powers of the Trustee. (a) The Trustee is authorized to exercise from time to time in accordance with directions from the Plan Administrator, an investment manager, or a participant, as the case may be, the following powers in respect of any property, real or personal, of the Trust Fund, it being intended that these powers be construed in the broadest possible manner:
          (1) power to sell at public or private sale for cash or upon credit or partly for cash and partly upon credit and upon such terms and conditions as the directing party shall deem proper. No purchaser shall be bound to see to or be liable for the application of the proceeds of any such sale;
          (2) power to vote in person or by proxy at corporate or other meetings and to participate in or consent to any voting trust, reorganization, dissolution, merger or other action affecting any securities in its possession or the issuers thereof, to make payments in connection therewith, and to respond to class actions in the following manner:
               (i) With respect to mutual funds, except where held in participant-directed brokerage accounts, as directed by the Plan Administrator;
               (ii) with respect to all investments held in participant-directed brokerage accounts, each participant who has such a brokerage account shall take all such actions directly;
               (iii) with respect to individual securities maintained in a separately managed account for the Plan, as directed by the Plan Administrator or the investment manager for such separate account, as applicable under the provisions of the investment management agreement governing such separate account; and
               (iv) with respect to the Employer Stock Fund, each participant in the Plan who has an interest in the Employer Stock Fund shall be entitled to direct the Trustee as to the manner in which the stock constituting “qualifying employer securities” having voting rights which is deemed to be allocated to such participant’s account is to be voted. The Trustee, itself or by its nominee, shall be entitled to vote and shall vote such stock with voting rights allocated to the accounts of such participants as follows:
                    (A) The Plan Administrator shall be responsible for ensuring that the issuer of the common stock in the Employer Stock Fund adopts reasonable measures to notify such participants of the date and purposes of each meeting of stockholders at which holders of shares of stock shall be entitled to vote, and to request instructions from such participants to the issuer, its agent or the Trustee as to the voting at such meeting of the number of shares of common stock (including fractional shares) in the account of each such participant whether or not vested;

                    (B) In each case, the Trustee, itself or by proxy, shall vote the shares of such stock (including fractional shares) in the account of each such participant in accordance with the directions of the participant as communicated directly to the Trustee or to the Trustee by the issuer, the Plan Administrator or their agent;
                    (C) If prior to the time of such meeting of stockholders (or a date prior thereto specified by the Trustee), the Trustee shall not have received timely directions from a participant, the Plan Administrator or the issuer as to the manner of voting any shares of allocated stock in the account of such participant, the Trustee shall, either as directed by the Plan Administrator, the issuer, or its agent vote, itself or by proxy, all such shares of common stock in all matters coming before the meeting, in the same ratio in which the total shares with respect to which timely directions were received were voted in such matters except as provided in Schedule B. With respect to fractional shares, the Trustee shall aggregate the fractional shares for which instructions to vote have been received into whole shares and shall vote such whole shares as instructed. Any remaining fractional share shall not be voted.;
                    (D) With respect to the proxy vote for those shares described in Schedule B, the Plan Administrator shall provide written direction with respect to the voting of those shares for each proxy solicitation that includes an acknowledgement of the plan provision upon which the Plan Administrator is relying. The Plan Sponsor agrees to timely notify the Trustee of any Plan amendment that changes the proxy voting requirements for any qualifying employer securities held in the Plan. Plan Administrator represents that the Plan document will be consistent with the terms of the collective bargaining agreements with respect to proxy voting.
          (3) power to exchange securities or property held by it for other securities or property, or partly for such securities or property and partly for cash, and to exercise conversion,

subscription, option and similar rights with respect to securities held by it, and to make payments in connection therewith;
          (4) power to compromise and adjust all debts or claims due to or made against it, to participate in any plan or reorganization, consolidation, merger, combination, liquidation or other similar plan or any action thereunder, or any contract, lease, mortgage, purchase, sale or other action by any corporation or other entity;
          (5) power to deposit any such property with any protective, reorganization or similar administrator; to delegate discretionary power to any such administrator; and to pay part of the expenses and compensation of any such administrator and any assessments levied with respect to any property so deposited;
          (6) power to exercise any conversion privilege or subscription right available in connection with any such property; to oppose or to consent to the reorganization, consolidation, merger or readjustment of the finances of any corporation, company or association or to the sale, mortgage, pledge or lease of the property of any corporation, company or association any of the securities of which may at any time be held in the Trust Fund and to do any act with reference thereto, including the exercise of options, the making of agreements or subscriptions and the payments of expenses, assessments or subscriptions, which may be deemed necessary or advisable in connection therewith and to hold and retain any securities or other property which it may so acquire;
          (7) power to make distributions in cash or in specific property, real or personal, or an undivided interest therein, or partly in cash and partly in such property;
          (8) power to commence or defend suits or legal proceedings and to represent the Trust in all suits or legal proceedings; to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, provided that the Trustee shall notify the Plan Administrator of all such suits, legal proceedings and claims and, except in the case of a suit, legal proceeding or claim involving solely the Trustee’s action or omissions to act, shall obtain the written direction of the Plan Administrator before settling, compromising or submitting to binding arbitration any claim, suit or legal proceeding of any nature whatsoever;
          (9) power, upon the written direction of the Plan Administrator, to enter into any contract or policy with an insurance company or companies, for the purpose of insurance coverage or otherwise, provided that, except with respect to the purchase of annuity contracts for the payment of benefits, the Trustee shall be the sole owner of all such contracts or policies and all such contracts or policies shall be held as assets of the Trust Fund; and
          (10) power to transfer assets of the Trust Fund to a successor trustee as provided in Article TWELFTH.
     (b) Notwithstanding the appointment of an investment manager, the Trustee shall have the following ministerial powers and authority, to be exercised in its sole discretion, with respect to the Trust Fund:
          (1) To employ suitable agents, custodians and counsel and to pay their reasonable expenses and compensation out of the Trust Fund;
          (2) To register any securities or other property held by it hereunder in its own name or in the name of a nominee with or without the addition of words indicating that such securities or other property are held in a fiduciary capacity and to hold any securities or other property in bearer form and to deposit any securities or other property in a depository or clearing corporation;
          (3) To permit overdrafts in connection with the settlement of investment transactions relating to, or the distribution of funds from, the Trust Fund, (and the Plan Administrator or, if applicable, the investment manager shall be deemed to have requested the

Trustee to permit such overdraft under the terms and conditions announced by the Trustee from time to time for overdrafts); to repay any such overdraft out of the Trust Fund; to permit the party extending any such overdraft (including the Trustee in its corporate capacity) to set the overdraft off against any cash balances in the Trust Fund; and to pay reasonable compensation to the party extending the overdraft for its services (or reimburse that party for its expenses) to the extent permitted under law;
          (4) To reverse any erroneous or provisional credit entries to the Trust Fund retroactively to the date upon which the correct entry or no entry should have been made;
          (5) To make, execute and deliver, as Trustee, any and all deeds, leases, mortgages, conveyances, waivers, releases or other instruments in writing necessary or desirable for the accomplishment of any of the foregoing powers; and
          (6) Generally to do all ministerial acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable in carrying out its duties under this Agreement.
     (c) The Trustee may consult with legal counsel concerning questions which may arise with reference to this Agreement and its powers and duties as trustee. To the extent permissible by law, the written opinion of such counsel shall be full and complete protection of the Trustee in respect to any action reasonably taken or suffered by the Trustee hereunder in good faith reliance on the opinion.
     FIFTH: Insurance Contracts. The Trustee may, at the direction of the Plan Administrator, (i) enter into one or more contracts issued by an insurance company, including such contracts providing for investment in a separate account maintained by an insurance company, (ii) transfer to any such insurance companies a portion of the Trust Fund in accordance with any such contracts, and (iii) hold any such contracts as a part of the Trust Fund until directed otherwise by the Plan Administrator. The Plan Administrator shall give such direction to the Trustee by delivering to the Trustee a copy of the action of the Plan Administrator signed by the Secretary of the Investment Committee, which shall specifically refer to this Article FIFTH and direct the Trustee to so act. The Trustee shall have no responsibility to review any contract or the creditworthiness of the insurance company issuing such contract at any time or from time to time. The Plan Administrator may direct the Trustee to (i) request any information from any such insurance companies necessary or appropriate to make an investment decision, (ii) demand or accept withdrawals or other distributions under any such contracts, (iii) exercise or not to exercise any rights, powers, privileges and options under any such contracts and (iv) assign, amend, modify, or terminate any such contracts. The Trustee shall take no action with respect to any such contracts except at the direction of the Plan Administrator. The Trustee shall incur no liability for complying with, or failing to comply in the absence of, any such direction of the Plan Administrator unless the Trustee’s action is prima facie contrary to ERISA or contrary to the Trustee’s duties and responsibilities under this Agreement. Any insurance companies issuing any contracts as hereinabove described may deal with the Trustee as the absolute owner of any such contracts and need not inquire as to the authority of the Trustee to act with regard to such contracts. Any such insurance company may accept and rely upon any communication from the Trustee which is signed by an officer of the Trustee. For purposes of this Agreement, any such insurance company shall be considered to be an investment manager with regard to the assets of the Plans subject to its control. In no event shall the underlying assets of such insurance company in which such contracts are invested be considered assets of the Plans or part of the Trust Fund.

     SIXTH: Fiduciary Standards. The Trustee shall perform those duties under this Agreement that cause it to be deemed a fiduciary under ERISA in accordance with the standard of care set forth in Section 404(a) of ERISA; the Trustee shall exercise reasonable care with respect to its remaining duties and obligations under this Agreement.
     The Trustee shall not be responsible for the administration of any Plan, for determining the funding policy of any Plan or the adequacy of the Trust Fund to meet and discharge liabilities under any Plan, or for the investments of any Plan. The Trustee shall not be responsible for any failure of the Plan Administrator or the Employer to discharge any of their respective responsibilities with respect to the Plans nor be required to enforce payment of any contributions to the Trust Fund.
     Except as otherwise required by ERISA, under no circumstances shall the Trustee or its agent incur liability for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the action in which such a claim may be brought, with respect to the Trust Fund or its role as Trustee or agent.
     SEVENTH: Prohibition of Diversion. (a) At no time prior to the satisfaction of all liabilities with respect to participants in the Plans and their beneficiaries shall any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of such participants and their beneficiaries. Except as provided in paragraphs (b), (c) and (d) below, and Article THIRTEENTH, the assets of the Trust Fund shall never inure to the benefit of the Employer or any Participating Employer and shall be held for the exclusive purpose of providing benefits to participants in any Plan and their beneficiaries and defraying the reasonable expenses of administering the Plans.

     (b) In the case of a contribution that is made by the Employer or a Participating Employer by a mistake of fact, paragraph (a) above shall not prohibit the return to the Employer or the Participating Employer of such contribution, without any earnings, but reduced by any losses, at the direction of the Plan Administrator within one year after the payment of the contribution.
     (c) If a contribution by the Employer or a Participating Employer is expressly conditioned on qualification of a Plan under Section 401 of the Code, and if the Plan does not so qualify, then paragraph (a) above shall not prohibit the return to the Employer or the Participating Employer of such contribution at the direction of the Plan Administrator within one year after the date of denial of qualification of the Plan, to the extent permitted by ERISA and the Code.
     (d) If a contribution by the Employer or a Participating Employer is expressly conditioned upon the deductibility of the contribution under Section 404 of the Code, then to the extent such deduction is disallowed, paragraph (a) above shall not prohibit the return to the Employer or the Participating Employer of such contribution, without any earnings, but reduced by any losses, at the direction of the Plan Administrator, to the extent disallowed, within one year after the date of such disallowance.
     EIGHTH: Indemnification and Contribution. (a) The Employer shall indemnify and save harmless the Trustee, its affiliates, and their officers, agents and employees (each an “Indemnified Person”) for and from any Liability, as defined below, that may be imposed on, incurred by, or asserted against any Indemnified Person in connection with or arising out of (i) any matter as to which the Trustee has complied with directions or instructions as contemplated by this Agreement or has refrained from acting in the absence of directions or instructions as contemplated by this Agreement, (ii) any matter to which the Trustee has acted in accordance with its applicable standard of care under this Agreement and ERISA, or (iii) any breach of any statutory or other duty owed to the Plans by the Employer, the Plan Administrator, any investment manager or any delegate of any of them, provided that the Trustee does not participate knowingly in, or knowingly undertake to conceal, any act or omission of any such person acting as a fiduciary to any Plan, knowing such act or omission to be a breach of fiduciary responsibility by such person. “Liability” means any liability, loss, cost, damage, penalty, fine, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).
     (b) The Trustee, its affiliates, and their officers, agents and employees may bring action against the Employer to contribute to the satisfaction of any Liability only to the extent that the Liability (i) is not subject to indemnification under Subsection (a) and (ii) is caused by the culpable conduct of the Employer, the Plan Administrator, an investment manager, or their respective agents.
     (c) The Trustee shall have no obligation to undertake, defend or continue to maintain any action or proceeding arising in connection with the Trust, unless and until the Employer agrees in writing to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto, to be primarily liable for such payment and to make periodic payments in respect of such fees and expenses during the course of such proceedings. If the Employer thereafter does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee shall discontinue participation in such action or proceeding, and charge the assets of the Trust Fund to the extent sufficient for any unpaid fees and expenses.
     (d) Subject to the limitation in the last paragraph of Article SIXTH, the Trustee will be liable for direct damages suffered by the Trust, the Employer and the Plan Administrator to

the extent such direct damages result from the Trustee’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement or from its breach of fiduciary duty under ERISA in performing specific fiduciary responsibilities as set out in this Agreement.
     (e) The foregoing rights of indemnification and contribution shall not limit any rights or remedies that may be available to the Trustee under law.
     NINTH: Valuation of the Trust Fund and Periodic Accounts. (a) The Trustee shall determine the fair market value or fair value of property held in the Trust Fund based upon one or more of the following:
(i)	information and financial publications of general circulation;

(ii)	statistical and valuation services;

(iii)	records of security exchanges;

(iv)	appraisals by qualified persons;

(v)	transactions and bona fide offers in assets of the type in question;

(vi)	valuations provided by investment managers; and

(vii)	other information customarily used in the valuation of property.
Units in collective investment funds or group trusts (within the meaning of Revenue Ruling 81-100) shall be valued at the value stated by the trustee of such trust. Units or shares in registered investment companies, limited partnerships, limited liability companies, or other funds (each a “Fund”) shall be their net asset value or other unit or share value as announced by the Fund or its operator. An investment manager shall certify, at the request of the Trustee, the value of any property managed by such investment manager, and such certification shall be regarded as a direction with regard to such valuation. The Trustee shall be entitled to rely upon such valuation for all purposes under this Agreement.

     (b) Notwithstanding anything contained in this Agreement to the contrary and to the extent permissible under applicable law, for the purposes of valuing the assets of any Investment Alternative, the Trustee may retain one or more pricing services as the Trustee may deem advisable and the Trustee shall have no duty to confirm or validate any information or valuation provided by any such pricing service nor shall the Trustee be responsible or liable for any act or omission of any such pricing service in the absence of the Trustee’s negligence in selecting or continuing to retain such pricing service.
     (c) Valuations of property reasonably deemed by the Trustee to be commodity interests or over-the-counter options or derivative instruments shall be valued at their last prior sales prices on the principal board of trade or other contracts market in which dealings are made or by quotations from the contraparty bank or party. The Plan Administrator acknowledges that values of derivative instruments are indicative values only based on market levels on the date, or upon change in rates, so indicated. These valuations do not indicate the actual terms at which derivatives could be liquidated or unwound or the calculation or estimate of an amount that would be payable following the designation of an early termination date under any applicable agreement. Valuations of derivatives may be derived from proprietary models (including proprietary models developed by the dealer from which a given derivative was purchased) based upon estimates about relevant future market conditions. Valuations based on other models or different assumptions may yield different results. The Trustee expressly disclaims any responsibility for the accuracy of the models or estimates used in deriving the valuations.
     (d) The Trustee or its agent shall keep records of all transactions relating to the Trust Fund, which shall be made available at all reasonable times to persons designated by the Plan Administrator or as may be required by law. The Trustee or its agent shall render an accounting to the Plan Administrator at least annually. The Plan Administrator may approve such accounting, on behalf of itself and the Employer, by an instrument in writing delivered to the Trustee. If the Plan Administrator does not file with the Trustee objections to any such accounting within sixty (60) days after its receipt, the Plan Administrator shall be deemed to have approved such accounting on behalf of itself and the Employer. In such case, or upon the written approval of the Plan Administrator of any such accounting, the Trustee and its agent shall, to the extent permitted by law, be discharged from all liability for its acts or failures to act described in such accounting. Except to the extent otherwise provided in ERISA, no person, other than the Employer or the Plan Administrator, may require an accounting or bring any action against the Trustee with respect to the Trust Fund. The Trustee or its agent shall render to the Plan Administrator, at least quarterly, a statement of the Trust Fund assets and their values and, whenever a contribution is made to the Trust Fund other than in cash, a statement of the value of such property on the date it is received by the Trustee.
     Nothing contained in this Agreement or in any Plan shall deprive the Trustee or its agent of the right to have a judicial settlement of its accounts. In any proceeding for a judicial settlement of the accounts of the Trustee or its agent or for instructions with regard to the Trust, the only necessary parties thereto in addition to the Trustee and its agent as appropriate shall be the Plan Administrator and the Employer. If the Trustee or its agent so elects, it may join as a party or parties defendant any other person or persons.
     TENTH: Plan Administrator. The Employer shall certify to the Trustee and its agent the names of the persons from time to time constituting the Plan Administrator. All directions to the Trustee or its agent by the Plan Administrator shall be in writing, and shall be properly certified by a member or the Secretary of the Investment Committee thereof. The Trustee and its agent shall be entitled to rely without further inquiry upon all such written directions received from the Plan Administrator.

     ELEVENTH: Compensation and Expenses. The Trustee shall be entitled to receive such reasonable compensation for its services as may be agreed upon from time to time by the Plan Administrator and the Trustee. Unless paid by the Employer, such compensation, attorneys’ fees incurred in the administration of the Trust Fund, all taxes levied or assessed against the Trust Fund, and such other expenses as are incurred in the administration of the Trust Fund shall be paid from the Trust Fund.
     TWELFTH: Resignation or Removal of Trustee. The Trustee may resign at any time by giving one hundred eighty (180) days’ written notice to the Plan Administrator. The Plan Administrator may remove the Trustee at any time by giving ninety (90) days’ written notice to the Trustee. However, the parties may mutually agree, which agreement shall not be unreasonably withheld, to extend the notice up to three hundred sixty-five (365) days in the event it is reasonably necessary to transfer the Trust Fund in their respective sole discretion. In the case of the resignation or removal of the Trustee, the Plan Administrator shall appoint a successor trustee who shall have the same powers and duties as those conferred upon the Trustee. Upon the resignation or removal of the Trustee and the appointment of a successor trustee, the Trustee shall account for the administration of the Trust Fund up to the date of its resignation or removal in the manner provided in Article NINTH hereof and, upon the approval or deemed approval of such accounting, the Trustee or its agent shall transfer to the successor trustee all of the assets then constituting the Trust Fund and the Trustee or its agent shall to the maximum extent permitted by ERISA be forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions; provided, however, that the Trustee or its agent may, in its sole discretion, transfer such assets prior to the completion of such accounting if the Plan Administrator agrees thereto in writing, such writing to include such limitations on the

Trustee’s liability therefor as the Trustee may deem appropriate. The term “Trustee” as used in this Agreement shall be deemed to apply to any successor trustee acting hereunder.
     THIRTEENTH: Amendment. This Agreement, together with any fee agreement between the parties, sets out the entire agreement between the parties in connection with the subject matter, and this Agreement supersedes any prior agreement, statement, or representation relating to the obligations of the Trustee, whether oral or written. This Agreement may be amended by written agreement between the Trustee, the Employer and the Plan Administrator at any time or from time to time. The Employer hereby delegates to the Plan Administrator authority to approve amendments to this Agreement on the Employer’s behalf, so that the written approval of the Employer to any amendments is not necessary.
     Notwithstanding anything contained in this Article THIRTEENTH to the contrary, no amendment shall divert any part of the Trust Fund to, and no part of the Trust Fund shall be used for, any purpose other than for the exclusive purpose of providing benefits to participants and their beneficiaries; provided, however, that nothing in this Article THIRTEENTH shall be deemed to limit or otherwise prevent the payment from the Trust Fund of expenses and other charges as provided in Article ELEVENTH.
     FOURTEENTH: Termination. This Agreement and the trust hereby created may be terminated at any time by the Plan Administrator by written notice delivered to the Trustee. The Employer hereby acknowledges that it has delegated to the Plan Administrator the authority to terminate this Trust Agreement. Upon receipt of such notice of termination, the Trustee shall, after payment of all expenses incurred in the administration of the Trust Fund and such compensation as the Trustee may be entitled to, distribute the Trust Fund in cash or in kind to such persons or entities at such time and in such amounts as the Plan Administrator shall direct, which direction shall be in conformity with the provisions of the Plans and ERISA.

Notwithstanding the foregoing, the Trustee shall not be required to pay out any assets of the Trust Fund until it shall have received such rulings or determinations of the Internal Revenue Service, the United States Department of Labor or any other administrative agency as it may deem necessary or appropriate in order to assure itself that any such payment is made in accordance with the provisions of law or that it will not subject the Trust Fund or the Trustee, individually or as such Trustee, to liability.
     FIFTEENTH: Plan-to-Plan Transfers; Rollovers. The Trustee or its agent may transfer part or all of the property representing a participant’s vested interest in any Plan to the trustees of any trust qualified under Section 401(a) of the Code in a plan-to-plan transfer, or with respect to an eligible rollover distribution, to any eligible retirement plan as provided under Section 402(c) of the Code. The Trustee or its agent may make such a transfer only at the direction of the Plan Administrator.
     The Trustee or its agent may accept as part of the Trust Fund such property as is acceptable to the Trustee which represents a participant’s retirement benefits transferred from a trust qualified under Section 401(a) of the Code or transferred as a permissible rollover under Section 402(c) or 408(d)(3) of the Code. The Trustee or its agent may accept such a transfer only at the direction of the Plan Administrator. The amount of such benefits shall at all times be separately accounted for by the Plan Administrator. A participant shall at all times be fully vested in any property so transferred as a rollover to the Trust Fund. Such property shall be distributed to the participant or his beneficiary at the direction of the Plan Administrator within the time required for distribution of his retirement benefits under the applicable provisions of the Plans.

     SIXTEENTH: Plans and Participating Employers. (a) This Trust shall constitute a funding vehicle for the Plans maintained by the Employer or any other Participating Employer, or both, as defined below. A “Participating Employer” shall mean the Employer and any corporation, trade or business that is treated as a single employer or otherwise required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, provided, however, that for purposes of applying subsections (b) and (c) of Section 414 the phrase “more than 50%” shall be substituted for the phrase “at least 80%” each place it appears in Section 1563(a)(1) of the Code. The Plans participating in the Trust are listed on the attached Schedule A, as the same may be amended by the Plan Administrator and communicated to the Trustee from time to time. A Participating Employer shall become a party to this Agreement by delivering to the Plan Administrator and the Trustee a certified copy of a resolution of its board of directors or other governing body to the effect that it agrees to become a party to this Agreement, and to be bound by all the terms and conditions of the Plans which it has adopted and this Agreement.
     (b) The Plan Administrator shall be responsible for verifying that, while any assets of a particular Plan are held in the Trust Fund, that Plan (i) is “qualified” within the meaning of Section 401(a) of the Code, (ii) is permitted by existing or future rulings of the United States Treasury Department to pool its funds in a group trust maintained in accordance with Revenue Ruling 81-100, and (iii) permits its assets to be commingled for investment purposes with the assets of other plans by investing such assets in this Trust Fund whether or not its assets will in fact be held in a separate investment account.
     (c) All transfers to, withdrawals from, and other transactions regarding the Trust Fund shall be conducted in such a way that the proportionate interest in the Trust Fund of each Plan and the fair market value of that interest may be determined at any time. Whenever the assets of more than one plan are commingled in the Trust Fund or in any Investment Account, the undivided interest therein of that plan shall be debited or credited (as the case may be) (i) for the entire amount of every contribution received on behalf of that Plan, every benefit payment, or other expense attributable solely to that Plan , and every other transaction relating only to that Plan and (ii) for its proportionate share of every item of collected or accrued income, gain, or loss, and general expense; and other transactions attributable to the Trust Fund or that Investment Account as a whole. As of each date when the fair market value of the investments held in the Trust Fund or an Investment Account are determined as provided for in this Agreement, the Trustee shall adjust the value of each Plan’s interest therein to reflect the net increase of decrease in such values since the last such date. For all of the foregoing purposes, fractions of a cent may be disregarded. The Trustee shall not be required to maintain any separate records or accounts with respect to any participant, unless separately agreed upon by the Trustee and the Plan Administrator.
     (d) In the event of the withdrawal of any Plan from the trust or in the event of the Participating Employer’s election to terminate or to fund separately the benefits provided under any Plan (a “Separate Plan”), the Plan Administrator shall cause a valuation to be made of the share of the Trust Fund which is held for the benefit of participants and their beneficiaries having an interest therein under such Separate Plan. The Participating Employer establishing such Separate Plan shall file with the Trustee a document evidencing its segregation from the Trust Fund and its continuance as a trust in accordance with the provisions of this Agreement as though such company were the sole creator thereof. In such event, the Trustee shall deliver to itself as Trustee of such trust the beneficial interest of such Separate Plan as determined above. Such Participating Employer may thereafter exercise in respect of this Agreement all the rights and powers reserved to the Plan Administrator under the provisions of this Trust Agreement. In lieu of the establishment of a separate trust with respect to the participants under a segregating

Separate Plan in accordance with the foregoing provisions of this paragraph, such beneficial interest may be segregated as provided above and transferred directly to the trustee or insurance company maintaining the funding medium of any Separate Plan.
     (e) If the Plan Administrator receives notice that one or more of the Plans is no longer qualified under the provisions of Section 401 of the Code or any successor thereto, the Plan Administrator shall immediately cause a valuation to be made of the share of the Trust Fund which is held for the benefit of such participants and their beneficiaries having an interest under such disqualified Plan or Plans. The Trustee shall thereupon segregate, withdraw from the Trust Fund, and dispose of such share in accordance with the terms of the disqualified Plan or Plans. The Plan Administrator may provide instructions directing the Trustee to dispose of such share by the transfer and delivery of such share to itself as trustee of a separate trust, the terms and conditions of which shall be identical with those of this Agreement, except that the Participating Employer maintaining such disqualified Plan or Plans and the Trustee shall be the only parties thereto.
     (f) Each Participating Employer, other than the Employer, which is or shall become a party to this Agreement, hereby irrevocably gives and grants to the Plan Administrator full and exclusive power and authority to exercise all of the powers conferred upon it by the terms of this Agreement and to take or refrain from taking any and all action which such Participating Employer might otherwise take or refrain from taking with respect to this Agreement, including the sole and exclusive power to exercise, enforce, or waive any rights whatsoever which such Participating Employer might otherwise have with respect to the Trust Fund, and each such Participating Employer, by becoming a party to this Agreement, irrevocably appoints the Plan Administrator its agent for such purposes. The Trustee shall have no obligation to account to any such Participating Employer or to follow the instructions of or otherwise deal with any such

Participating Employer or Affiliated Company, the intention being that the Trustee shall deal solely with the Plan Administrator as if the Trustee and the Plan Administrator were the only parties in this Agreement.
     SEVENTEENTH: Alienation. No interest in the Trust Fund shall be assignable or subject to anticipation, sale, transfer, mortgage, pledge, charge, garnishment, attachment, bankruptcy or encumbrance or levy of any kind, and the Trustee or its agent shall not recognize any attempt to assign, sell, transfer, mortgage, pledge, charge, garnish, attach or otherwise encumber the same except to the extent that such attempt is (i) made pursuant to a court order determined by the Plan Administrator to be a qualified domestic relations order, as defined in Section 414 of the Code and Section 206 of ERISA, (ii) as required by a federal tax levy made in accordance with Section 6331 of the Code, (iii) pursuant to an offset under Section 401(a)(13)(C) of the Code or (iv) as otherwise allowed under ERISA and the Code.
     EIGHTEENTH: Bond. The Trustee shall not be required to give any bond or any other security for the faithful performance of its duties under this Agreement except as required by law.
     NINETEENTH: Successors. This Agreement shall be binding upon the respective successors and assigns of the Employer, the Plan Administrator, and the Trustee. Any corporation which shall, by merger, consolidation, purchase or otherwise, succeed to substantially all the trust business of the Trustee shall, upon such succession, and without any appointment or other action by any person, be and become successor Trustee hereunder.
     TWENTIETH: Communications. Communications to the Employer or the Plan Administrator shall be addressed to the Plan Administrator at One Energy Plaza, 847 WCB, Detroit, MI 48226; provided, however, that upon the Employer’s or Plan Administrator’s written request such communications shall be sent to such other address as the Employer or Plan

Administrator may specify. No written communication is binding on the Employer or the Plan Administrator until it is received by the Plan Administrator.
     Communications to the Trustee shall be addressed to:
JPMorgan Chase Bank, N.A.
Investor Services
One Chase Manhattan Plaza, 19th Floor
New York, New York 10005-1401
Attention: JPMorgan Retirement Plan Services Account Representative
Provided, however, that upon the Trustee’s written request, such communications shall be sent to such other address as the Trustee may specify. No communication shall be binding on the Trustee until it is received by the Trustee. Communications under Sections 12 and 13 shall be in writing.
     TWENTY-FIRST: Governing Law and Jurisdiction. This Agreement and the Trust shall be construed, regulated, and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflicts of law. Except where otherwise specifically required by ERISA, the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. All contributions to the Trustee shall be deemed to take place in the State of New York.
     IN WITNESS WHEREOF the Employer and the Trustee have executed this instrument this 15th day of October, 2010.

ATTEST:	DTE ENERGY CORPORATE SERVICES, LLC

Michael T. Wood	By:	/s/ Lisa A. Muschong

Title: Attorney		Title:	Corporate Secretary

ATTEST:	DTE ENERGY INVESTMENT COMMITTEE

/s/ Kevin J. Kenneally	By:	/s/ Paul Cavazos

Title: Manager, Trust Investments		Title:	Solely in my capacity as Secretary of DTE Energy Company Investment Committee

ATTEST:	JPMORGAN CHASE BANK, N.A.

/s/ Joseph DeBold	By:	/s/ Denis Burchell

Title: Vice President		Title:	Vice President

SCHEDULE A
PARTICIPATING PLANS
DTE Energy Company Savings and Stock Ownership Plan
Detroit Edison Company Savings and Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers
Detroit Edison Company Savings and Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America
MichCon Investment and Stock Ownership Plan

SCHEDULE B
PROXY VOTING PROVISIONS
For the following participants, the Trustee will not vote any shares in the Employer Stock Fund for which it has not received voting directions from the participant, except as otherwise required by law as determined by the Plan Administrator, in which event the Plan Administrator shall so notify the Trustee and direct the Trustee to vote such shares in the same ratio in which the total shares with respect to which timely directions were received were voted in such manner:
(a) Participants in the DTE Energy Company Savings and Stock Ownership Plan except shares held in the accounts of Citizens Gas Plan Members and shares held in the accounts of MCN Plan Members;
(b) Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America;
(c) Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers.

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